Exhibit 32.1

Certification Pursuant to § 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1350)

The undersigned, as the chief executive officer of ARRIS International plc., certifies that to the best of his knowledge the Quarterly Report on Form 10-Q for the period ended September 30, 2016, which accompanies this certification fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and the information contained in the quarterly report fairly presents, in all material respects, the financial condition and results of operations of ARRIS International plc at the dates and for the periods indicated. The foregoing certification is made pursuant to § 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1350) and shall not be relied upon for any other purpose.

Dated this 7th day of November, 2016

/s/ Bruce McClelland
Bruce W. McClelland
Chief Executive Officer